Exhibit 5.1

Your Ref:	Please Respond To:	Mike Edwards
Our Ref: 26411.0013/60759361	Direct Dial:	+44 20 7367 0034
Tel No: +44 20 7367 0030	Email:	mike.edwards@cains.com
Fax No: +44 20 7367 0031

Eros International PLC	22 September 2015
Fort Anne
Douglas
Isle of Man
IM1 5PD
British Isles

Dear Sirs

Proposed offering of up to 4,487,913 A Ordinary Shares in Eros International PLC (the "Company")

Preliminary

1.1	We are a firm of advocates practising the laws of the Isle of Man and are qualified to give you this legal opinion under Isle of Man law.

1.2	We understand that certain A Ordinary Shares in the Company (the "Shares") are to be issued under the Unapproved Option Scheme 2006, the 2012 Options Awards, the Unapproved Option Awards Scheme 2014, the Unapproved Option Awards Scheme 2015, the Director Agreement dated 13 February 2015 by and between the Company and David Maisel, the Director Agreement dated 17 June 2015 by and between the Company and Rajeev Misra, the Service Agreement President North America & Group Chief Financial Officer dated 26 May 2015 between the Company and Prem Parameswaran, the Restricted Stock Unit Agreement and the Unrestricted Stock Award Agreement (the "Plans").

Documents Examined

2.	For the purposes of this legal opinion, we have examined and relied upon copies of the following documents:

2.1	a registration statement on Form S-8 (the "Registration Statement");

2.2	the Plans; and

2.3	the Memorandum and Articles of Association of the Company appearing on the file of the Company maintained by the Registrar of Companies appointed pursuant to the Companies Act 2006 on 22 September 2015.

In this legal opinion, "non-assessable" means that the subscription price for which the Company agreed to issue the share, has been paid in full to the Company so that no further sum is payable to the Company by any holder of that share in respect of the subscription price.

Isle of Man Law

3.	We have not investigated the laws of any jurisdiction other than the Isle of Man and this opinion is given only with respect to the currently applicable laws of the Isle of Man and is given on the basis that it will be governed by and construed in accordance with such laws.

Assumptions

4.	For the purposes of giving this legal opinion, we have assumed:

4.1	the genuineness of all signatures; the capacity of all signatories; the authenticity and completeness of all documents submitted to us as originals; the conformity with original documents and completeness of all documents submitted to us as copies; and the correctness of all facts stated in the Registration Statement;

4.2	that each of the Plans is valid, binding and effective and imposes valid, legally binding and enforceable duties and liabilities on the parties thereto in accordance with its terms under the laws by which it is expressed to be governed and any other applicable law;

4.3	that entry into each of the Plans and the allotment and issue of the Shares has been duly authorised on behalf of the Company;

4.4	that the Shares will be validly issued in strict accordance with the terms of the Plans;

4.5	that no provisions of the laws of any jurisdiction would be contravened by the issue of the Registration Statement and the Plans or the performance by the Company of its obligations as set out therein;

4.6	that, insofar as any obligation under the Registration Statement and the Plans falls to be performed in any jurisdiction outside the Isle of Man, its performance would not be unlawful by virtue of the laws of that jurisdiction;

4.7	that no laws (other than of the Isle of Man) which may apply with respect to the Registration Statement or the transactions and matters contemplated thereby would be such as to affect any of the opinions stated herein;

4.8	that all filings, recordals, publications, notifications and registrations as are necessary to permit the issue of the Registration Statement or for the purposes of protecting or preserving any rights, duties, obligations or interests or as may be required to permit the performance thereof by any person have been or will be made or obtained within the time permitted, or will have been made or obtained within the time permitted, in all jurisdictions other than the Isle of Man;

4.9	that all necessary consents or approvals of, and all necessary registrations or other action by or with, any regulatory authority or any other person or entity outside the Isle of Man have been or will be obtained, performed or taken in relation to the issue of the Registration Statement; and

4.10	that the A Ordinary Shares of the Company will be listed on the New York Stock Exchange in the manner described in the Registration Statement.

Opinions

5.	On the basis of the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plans and once payment in full therefor has been made to the Company, will be validly issued, fully paid and non-assessable.

Consent

6.1	This opinion is addressed to the Company in connection with the registration of the Shares under the Securities Act.

6.2	We consent to the filing of a copy of this legal opm1on as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully,

CAINS